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                                                                    EXHIBIT 11

                            POLARIS INDUSTRIES INC.

                      COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



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                                                    FOURTH QUARTER         TWELVE MONTHS
                                                ENDED DECEMBER 31,    ENDED DECEMBER 31,
                                                ------------------    ------------------
                                                   1996       1995       1996       1995
                                                   ----       ----       ----       ----

Net Income for the Period                       $16,837    $16,757    $62,293    $60,776
                                                -------    -------    -------    -------
Weighted Average Number of Outstanding:
  Common shares                                  27,067     27,324     27,338     27,297

  First Rights and Restricted Stock                 493        472        504        494

  Deferred Compensation Plan for Directors            7          2          5          1

  Stock Option Plan                                  --          3         14         --
                                                -------    -------    -------    -------

    Total common and common equivalent shares    27,567     27,801     27,861     27,792
                                                -------    -------    -------    -------
                                                -------    -------    -------    -------

Net Income Per Share                              $0.61      $0.60      $2.24      $2.19
                                                -------    -------    -------    -------
                                                -------    -------    -------    -------
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